UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2011

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

A previously announced, on August 31, 2011 (the “Closing Date”), Acorn Energy, Inc. (“Acorn” or the “Company”) completed its previously announced disposition of its majority owned CoaLogix Inc. subsidiary (“CoaLogix”) pursuant to a Stock Purchase  (the "Stock Purchase Agreement") with EnerTech Capital Partners III L.P., certain management employees of CoaLogix subsidiary (collectively with the Company, the "Sellers"), CoaLogix and CoaLogix Holdings, Inc. (the "Buyer"), pursuant to which the Sellers sold sell all the outstanding capital stock of CoaLogix to the Buyer for $101 million (subject to certain adjustments) in cash.  The Company owned approximately 65% of CoaLogix on a fully diluted basis and received $61.9 million in consideration for its CoaLogix shares, of which $6.0 million was deposited in an escrow account to secure possible indemnification claims which the Company expects to be released to it within one year from the Closing Date and $0.3 million was deposited in an escrow account against a possible working capital shortfall which the Company expects to be released to it within 45 days from the Closing Date.

As a result of the sale of CoaLogix, William J McMahon. President and Chief Executive Officer of CoaLogix, is no longer an executive officer of the Company. The Company will have no obligations current or contingent as a result of the end of such relationship.

In connection with the sale, the Company’s employment agreement and related secondment agreement with Joe B. Cogdell, Jr., Acorn’s Vice President, Secretary and General Counsel was terminated. Mr. Cogdell continues to serve in such capacities for a transition period through the end of November 2011. The Company and the Buyer have entered into an agreement with respect to reimbursement of a portion of the cost of Mr. Cogdell’s salary and benefits for such period which is on substantially the same terms as previously paid by the Company to or with respect to Mr. Cogdell.

Item 9.01. Financial Statements and Exhibits.

Pro Forma Financial Information

Acorn’s unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2011 and for the fiscal years ended December 31, 2010, 2009 and 2008, the unaudited pro forma consolidated balance sheet as of June 30, 2011 and the notes to the unaudited pro forma financial statements required to be filed in connection with the disposition described in Item 2.01 are attached as Exhibit 99.1 to this report.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the disposition been consummated as of the dates indicated or of the results that may be obtained in the future. The pro forma consolidated statements reflect the impact of discontinuing CoaLogix operations which will be classified as discontinued operations as of August 31, 2011. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with Acorn’s audited consolidated financial statements and accompanying notes, as of December 31, 2010 and for the three fiscal years in the period ended December 31, 2010, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Acorn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(d)         Exhibits

Exhibit	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 7th day of September, 2011.

ACORN ENERGY, INC. By: /s/ Joe Cogdell Name: Joe Cogdell Title: Secretary and General Counsel